Exhibit  99.1

Venaxis, Inc. Announces acquisition of BiOptix Diagnostics, Inc.
Prepared Remarks "Script"
September 14, 2016

OPERATOR:

Thank you all for joining us this morning. I am Augusta, your operator for today's call.  Before I turn today's call over to Steve Lundy, President and Chief Executive Officer of Venaxis, who will provide an overview of the company's recent activities, I want to read the following statement.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis' management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the transaction announced today and the company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2015, which Venaxis filed on March 23, 2016.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, September 14, 2016.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call over to Mr. Steve Lundy, President and Chief Executive Officer of Venaxis.

STEVE:
Thank you, Augusta, and thank you all for joining me this morning.  I want to begin with a summary review of the Venaxis activities since our last update. I will then review the strategic evaluation process which culminated with the transaction we just announced regarding our acquisition of BiOptix Diagnostics, Inc., a Boulder, Colorado, based company. I also will share an overview of what excited us about BiOptix.

Beginning with a review of Venaxis' activities:

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Since mid-March 2016 when our previously announced proposed transaction with Strand Life Sciences was terminated, the Venaxis' management and board continued to focus their efforts on seeking an attractive acquisition or merger candidate that could enhance shareholder value for all of our investors. Numerous opportunities were considered with a few advancing to initial diligence and preliminary negotiation of terms.   Potential targets included a number of companies primarily in the medical device, diagnostics and life sciences industries.  Relative target sizes ranged from targets where the Venaxis shareholders' interest in a potential combination would range from a minority percentage, up to retaining a controlling interest in a combination.  After extensive consideration of all opportunities, the Venaxis Board decided to move forward on the BiOptix opportunity.  Venaxis acquired approximately 98% of the voting shares of BiOptix and it became a majority owned subsidiary of Venaxis. The consideration paid was the issuance of 627,010 shares, or approximately 14% of the post-closing Venaxis common shares. Following the closing, as of September 12, 2016, there are 4,503,971 common shares outstanding.  Venaxis incurred no debt in making this acquisition.

It is important to note that Venaxis' focus was on identifying a path forward where our assets, including our public listing, other assets and our capital offered potential for significant value creation for our shareholders. We believe the BiOptix acquisition represents such an opportunity.

Let me tell you a little about BiOptix.

BiOptix is a life science tools company that provides an affordable and powerful solution for drug discovery scientists who require label-free, real-time detection of bio-molecular interactions.  BiOptix manufactures, sells and services instruments and consumables to pharmaceutical researchers allowing them to develop new drugs faster than by using older technologies such as enzyme-linked immunosorbent assay or "ELISA".

BiOptix' objective is to make world-class label-free detection technologies more accessible to researchers worldwide.

BiOptix was originally established with technology developed in conjunction with Dr. John L. "Jan" Hall, Adjoint Professor, JILA (University of Colorado), who shared the Nobel Prize for Physics in 2005 for his work on laser-based precision spectroscopy and the optical frequency comb technique. Surface Plasma Resonance (SPR) is the core of the BiOptix products and intellectual property.  Dr. Hall, in conjunction with the scientists at BiOptix, created a common path interferometer that was commercialized to become the 404pi instrument.

Interferometry is one of the most sensitive optical detection techniques in existence, but its power has historically not been available in a commercial instrument.  Classic interferometry requires separate optical paths for analyzing samples and providing a reference.  The two paths can be affected differently by vibration, heat, and other noise sources.

Common path interferometry solves that problem by embedding two phase states into a single beam of light.  When molecular binding occurs, one of the phase states changes while the other remains constant.  The two states are subtracted and accurately provide information about affinity constants, kinetic rates, and concentration of relevant molecules.

BiOptix' technology is an ultra-sensitive detection platform that is part of the class of Surface Plasmon Resonance instruments and combines high sensitivity with microarray detection capability allowing researchers at pharmaceutical companies, universities and other research organizations to understand much earlier in the discovery process whether their target molecules have functionality against the disease targeted. BiOptix' sells to biotechnology and pharmaceutical companies, contract research organizations and academic research institutions to help make these drug development process more effective and productive.

BiOptix offers an affordable and powerful solution for drug discovery scientists that require label-free real-time detection of bio molecular interactions. The BiOptix unique enhanced SPR instrumentation offers precise measurement of kinetics, affinity constants and concentration, proprietary easy-to-use analytical software, and two operating modes for higher throughput and experimental flexibility.

So where does BiOptix stand today?

The company is in the initial stages of rolling out its first commercial product, the 404pi system.  BiOptix initial revenue was generated in 2014 with initial sales to customers including leading academic researchers and biotech companies. Based upon feedback from BiOptix and our diligence calls with a number of the BiOptix' customers, the BiOptix 404pi system was selected after extensive on-site demonstration, because the customers believed the system enabled their drug discovery and research efforts at a similar and in some cases better performance than the competition at a lower price point. These customers evaluated the performance of the 404pi system extensively and reported significant satisfaction with the performance of the system as well as the expertise and support of the BiOptix team. It should also be noted that the initial customers were identified and closed with a very limited commercial sales team and budget.

We believe that the BiOptix technology has the potential to make significant inroads into the estimated $1 billion dollar market for label free detection instruments and related consumables which is reportedly growing at a 12% annual rate.  With the Venaxis' resources, we intend to support efforts to work to enhance and grow the business with the following core initiatives:

1.
Invest in sales and marketing.  As noted, BiOptix sales to date have been executed with a very limited field sales team.  The current sales funnel and target account list is expected to grow significantly with selected field sales hires in addition to the experienced VP of sales currently in place.  As this proves to be successful, we would expect to expand our marketing and sales team.  In addition, we plan to explore possible international opportunities.

2.
Invest in manufacturing processes and quality.  To support an anticipated customer base expansion, we would plan to invest in the infrastructure and processes to support this growth.  This includes investing in product enhancements, including improving customer friendly software and ease of product use, product reliability, as well as investments in quality manufacturing systems and evaluating manufacturing cost reduction opportunities.

3.
Invest in product enhancements and next generation systems.   We intend to leverage the core advantages of the technology to build re-producible, low cost systems with better and more consistent throughput features and capabilities than the current first generation system.  We believe these expanded product features will allow us to better access a larger market opportunity ranging from large pharmaceutical companies to small biotech companies and academic researchers.

I want to emphasize that this transaction is one where both parties' resources and talents will contribute to the benefits of a combined entity. As Venaxis moves forward, our Board is considering the addition of Board members with relevant experience, which may include legacy directors of BiOptix.  In addition, Jeff McGonegal and I have committed to roles on the executive leadership team of the company going forward, as the Chief Financial Officer and Chief Executive Officer, respectively. We believe this to be the strongest reflection of our enthusiasm in the long-term opportunity of the combined enterprise. While we are optimistic and excited about BiOptix and its opportunities, we are very aware that there are challenges to be faced as we proceed. The established competition in this sector is generally large and well established. While this will be a challenge we need to address, we believe it also demonstrates that there is a significant market opportunity.

We believe the BiOptix business can be enhanced and grow significantly through the strategic initiatives I described.  We intend to advance on these initiatives starting with leveraging the core team that is in place today at BiOptix.  The team has deep knowledge about the industry and needs of customers.   I have been very impressed with the team that Rick Whitcomb, and their Board has assembled. Rick, who was the CEO of BiOptix has joined the Venaxis team going forward.

In summary, the following are the key reasons Venaxis acquired BiOptix:

1.
A developed technology and product which meets a significant need in the high growth drug discovery market - - - highly sensitive label free detection at low cost.  Researchers can perform experiments faster and get drugs to the market quicker.

2.	A product in commercialization.
•	Customers who report deep satisfaction with the product based on feedback we received in our due diligence.
•	A commercial stage company with initial sales successes and no regulatory oversight such as FDA
•	Very attractive instrument and consumable model. The 404pi instrument list price is in the $200K range, which is significantly less than competitive systems
3.	We believe Venaxis' resources are sufficient to bring the company to significant value inflection--- growing sales and opportunity for advancing towards positive cash flow.
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Venaxis' resources are currently estimated to exceed the mid-term needs of BiOptix, thereby potentially providing capital for additional product development and expansion or possible complementary acquisitions

4.	The transaction represents great value for Venaxis shareholders.

•	BiOptix was acquired for approximately 14% of the Venaxis common shares and with no debt incurred.
•	Venaxis' capital will be used to add value to BiOptix in market development, sales and marketing, product advancement and management.
•	BiOptix has a small but effective employee base.
•	The market for label free systems is large (estimated in the $1 billion range)
•	Based on the combined entity's resources there does not appear to be a need to raise capital in the near-term.

I want to point out that following diligence and negotiation of terms and definitive agreements, this transaction was rapid and cost-efficient because we were able to conduct it as a private placement of our securities, without the need for a Venaxis shareholder vote, because the consideration paid was 14% of the Venaxis outstanding shares.

Our immediate next steps will include the integration of the two companies, implementing marketing and branding programs, including evaluation of our corporate name considerations and our NASDAQ trading symbol.  We will also advance on a strategic plan covering short and longer terms business goals and objectives.

We look forward to sharing updates on our BiOptix commercialization objectives, milestones and achievements on future investor calls and as we further develop and implement our business plans.

I want to assure our investors that at Venaxis, we have been very focused on working to reduce our expense levels.  At the end of the 2016 second quarter, we reported a cash balance just over $16 million and total assets of approximately $17.5 million.

On a final note, I want to confirm that we are aware of the Schedule 13D that was filed yesterday by Barry Honig, a significant investor.  We are currently evaluating the Schedule 13D information and the Nominating Committee of our Board is evaluating the candidates proposed by Mr. Honig.

Thanks everyone and we appreciate your continued support for Venaxis.